Exhibit 10.1

WHOLE FOODS MARKET, INC.

SECURITIES PURCHASE AGREEMENT

November 5, 2008

i

	4.2	Performance.	13
	4.3	Compliance Certificate.	13
	4.4	Statement of Designations.	13
	4.5	Listing of Shares.	13
	4.6	Antitrust.	13
	4.7	Ancillary Agreements.	13
	4.8	Opinion of Company Counsel.	13
	4.9	Board of Directors.	13
	4.10	Placement Fee.	13
	4.11	Payment of Expenses.	13

5.	Conditions of the Company’s Obligations at Closing.		14

	5.1	Representations and Warranties.	14
	5.2	Antitrust.	14

6.	Covenants.		14

	6.1	NASDAQ Notice; Listing of Shares.	14
	6.2	State Securities Laws.	14
	6.3	Antitrust.	14
	6.4	Redemption of Outstanding Convertible Notes.	15
	6.5	Negative Covenants Prior to Closing.	15
	6.6	Use of Proceeds.	15
	6.7	Reservation of Common Stock; Issuance of Shares of Common Stock.	15
	6.8	Transfer Taxes.	16
	6.9	No Issuance of Convertible Debt.	16
	6.10	Information Rights/Management Rights.	16

7.	Right of First Offer.		17

	7.1	Certain Definitions.	17
	7.2	Right of First Offer.	18
	7.3	Termination of Preemptive Right.	19

8	Voting.		19

	8.1	Shares subject to Voting Agreement.	19
	8.2	Voting Agreement as to Certain Matters.	19
	8.3	Ability to Vote on All Other Matters.	20
	8.4	No Successors in Interest.	20
	8.5	Termination of Voting Agreement.	20

9.	Restrictions on Transfer.		20

	9.1	No Transfer of Shares Prior to Third Anniversary.	20
	9.2	No Transfer to Competitors.	20
	9.3	No Block Transfers to Individual Persons.	21

	9.4	No Restriction on Hedging, Etc.	21

10.	Standstill.		21

11.	Board Matters.		21

	11.1	Definitions.	21
	11.2	Committees.	21
	11.3	Board Nomination.	22

12.	Termination.		22

	12.1	Termination of Agreement Prior to Closing.	22
	12.2	Effect of Termination Prior to Closing.	23

13.	Indemnification.		23

14.	Publicity.		25

15.	Miscellaneous.		25

	15.1	Governing Law.	25
	15.2	Submission to Jurisdiction; Venue; Waiver of Trial by Jury.	25
	15.3	Survival.	26
	15.4	Enforcement of Agreement.	26
	15.5	Successors and Assigns.	26
	15.6	No Third Party Beneficiaries.	27
	15.7	No Personal Liability of Directors, Officers, Owners, Etc.	27
	15.8	Entire Agreement.	27
	15.9	Notices, Etc.	27
	15.10	Delays or Omissions.	28
	15.11	Expenses.	29
	15.12	Amendments and Waivers.	29
	15.13	Effect of Amendment or Waiver.	29
	15.14	Rights of Holders.	29
	15.15	Finder’s Fee.	29
	15.16	Counterparts.	29
	15.17	Severability.	29
	15.18	Titles and Subtitles.	30

SCHEDULES AND EXHIBITS

Schedule A	Schedule of Investors
Exhibit A	Form of Statement of Designations
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Definitions
Exhibit D	Form of Opinion of Dechert LLP
Exhibit E	Form of Opinion of Hallett & Perrin, P.C.
Exhibit F	Form of Press Release

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of the 5th day of November, 2008, among WHOLE FOODS MARKET, INC., a Texas corporation (the “Company”), and GREEN EQUITY INVESTORS V, L.P., a Delaware limited partnership, and GREEN EQUITY INVESTORS SIDE V, L.P., a Delaware limited partnership (each, an “Investor” and, collectively, the “Investors”; the Investors together with any assignee or transferee of the Series A Preferred Stock (as defined below) in accordance with the terms hereof, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Company wants to sell, and the Investors want to buy, shares of the Company’s Series A Preferred Stock, on the terms and conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investors, and the Investors will rely on such representations, warranties and covenants as a material inducement to their purchase of the Series A Preferred Stock;

WHEREAS, in connection with such sale and purchase, the Investors are willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Series A Preferred Stock; and

WHEREAS, in connection with such sale and purchase, the Company is willing to grant certain rights of first offer as set forth herein and the Investors will rely on such rights as a material inducement to the purchase of the Series A Preferred Stock;

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Texas on or before the Closing (as defined below in Section 1.2) the Statement of Designations of the Series A Preferred Stock (as defined below) in the form attached hereto as Exhibit A (the “Statement of Designations”).

(b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees, severally and not jointly, to sell and issue to the Investors at the Closing, that number of shares of the Company’s Series A 8.00% Redeemable Convertible

Exchangeable Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), set forth opposite such Investor’s name on Schedule A hereto, at a purchase price of $1,000.00 per share. The shares of Series A Preferred Stock to be issued and sold by the Company to the Investors pursuant to this Agreement are collectively referred to herein as the “Shares.” The Series A Preferred Stock and the Shares will have the rights, preferences, privileges and restrictions set forth in the Statement of Designations.

1.2 Closing. The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 1775 I Street, NW, Washington, D.C. 20006, at 10:00 a.m. New York City time, as promptly as practicable (but no more than three (3) business days) following the first date on which all conditions set forth in Sections 4 and 5 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Investors shall mutually agree. At the Closing, the Company shall deliver to the Investors a certificate or certificates representing that number of Shares set forth in Section 1.1(b) of this Agreement against payment of the purchase price therefor by wire transfer of immediately available funds or such other form of payment as may be approved by the Company’s Board of Directors (the “Board”). At the Closing, the Investors and the Company shall execute and deliver the Registration Rights Agreement of even date herewith between the Company and the Investors, the form of which is attached hereto as Exhibit B (the “Registration Rights Agreement”).

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the date hereof that, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after September 30, 2007 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”) and (y) as set forth in the disclosure letter dated as of the date hereof provided to the Investors separately, specifically identifying the relevant subparagraph(s) hereof (provided, that disclosure in any subparagraph of such disclosure letter shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure is relevant to such section or subparagraph of this Agreement) (certain capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in Exhibit C hereto):

2.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation; has all corporate power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each and every state in the United States of America where its business requires such qualification, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect. True and accurate copies of the Company’s Restated Articles of Incorporation and Bylaws, each as amended and in effect as of the date hereof, have been made available to the Investors.

2.2 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b) The Company and its Subsidiaries do not have any liabilities or obligations that would be required under Generally Accepted Accounting Principles, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) that were not incurred in the ordinary course of business and do not exceed $20,000,000 in the aggregate.

(c) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) that were not incurred in the ordinary course of business and do not exceed $20,000,000 in the aggregate.

2.3 Authorization; Enforceable Agreement.

(a) All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and the Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being sold hereunder (and the shares of Series A Preferred Stock issuable in respect of dividends thereon from time to time in accordance with the terms of the Statement of Designations) and the Common Stock issuable upon conversion of the Shares has been taken, and this Agreement and the Registration Rights Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investors, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of indemnification provisions contained in the Registration Rights Agreement (the “Enforceability Exceptions”). The sale of the Shares is not, and the subsequent conversion of the Shares into Common Stock will not be, subject to any preemptive rights or rights of first offer.

(b) On or prior to the date hereof, the Board has duly adopted resolutions (i) evidencing its determination that as of the date hereof this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, (iii) declaring this Agreement and the issuance and sale of the Shares advisable and (iv) adopting the Statement of Designations, and, as of the date hereof, such resolutions have not been rescinded, modified or withdrawn in any way. The Company has taken all actions necessary or appropriate to ensure that the restrictions on business combinations contained in Article 13.03.A of the Texas Business Corporation Act and Section 21.606 of the Texas Business Organizations Code will not apply with respect to or as a result of this Agreement, the Statement of Designations, the Registration Rights Agreement and the transactions contemplated hereby and thereby, including the issuance of Common Stock upon conversion of the Shares, without any further action on the part of the shareholders or the Board. True and complete copies of all resolutions of the Board reflecting such actions have been previously provided to the Investors. No provision of the Articles of Incorporation or the Bylaws of the Company would, directly or indirectly, restrict or impair the ability of the Investors to vote, or otherwise to exercise the rights of a shareholder with respect to, the Shares (or any shares of Common Stock issuable upon conversion of the Shares) or any other shares of the Company that may be acquired or controlled by the Investors.

2.4 Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect thereto, in default in the payment of any Indebtedness or in default under any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party.

2.5 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority in a materially adverse manner. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

2.6 Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is real property and good and valid title to all of its other Property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), free and clear of all Liens except for Incidental Liens, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.7 Taxes. Each of the Company and its Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles.

2.8 Subsidiaries. As of the date hereof, the Company has no Subsidiaries other than as listed in the SEC Reports.

2.9 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transaction contemplated hereby, except for the following: (i) the filing of the Statement of Designations in the office of the Secretary of State of the State of Texas, which will be filed by the Company prior to the Closing; (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor; (iii) the notification of the issuance and sale of the Shares to NASDAQ in accordance with the NASDAQ Rule 4310(c)(17)(B); (iv) the compliance with the applicable requirements of the Hart-Scott-Rodino-Antitrust Improvements Acts of 1976 (the “HSR Act”); and (v) the filing with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement. Assuming that the representations of the Investors set forth in Section 3 below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

2.10 Permits and Licenses. The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.11 ERISA. No Reportable Event (as defined in Section 4043(c) of ERISA but excluding those events as to which the 30-day notice period is waived by applicable regulations) has occurred with respect to any Plan. Each Plan complies in all material respects with all applicable provisions of ERISA, and the Company and each of its Subsidiaries have filed all reports required by ERISA and the Code to be filed with any Governmental Agency with respect to each Plan. The Company has no Knowledge of any event which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation other than for applicable premiums. No event has occurred and no condition exists that might reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to any Property of the Company or any of its Subsidiaries. No event has occurred and no condition exists that might reasonably be expected to cause the lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of the Company or any of its Subsidiaries.

2.12 Valid Issuance of Preferred and Common Stock. The Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Shares purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Statement of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws.

2.13 Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, with no par value (“Common Stock”), of which 140,285,553 were issued and outstanding as of September 28, 2008, and 5,000,000 shares of Preferred Stock (“Preferred Stock”), par value $0.01, none of which are issued and outstanding (excluding the Shares to be issued to the Investors pursuant to this Agreement). Each Share initially will be convertible into 68.9655 shares of Common Stock per $1,000 of accrued liquidation preference of the Series A Preferred Stock, subject to anti-dilution adjustments, all as set forth in the Statement of Designations. As of the close of business of September 28, 2008, the Company has reserved an aggregate of 58,600,000 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s 2007 Stock Incentive Plan, under which (i) 36,644,871 shares have been issued and are reflected in the currently outstanding Common Stock, (ii) options to purchase 17,417,741 shares are presently outstanding and (iii) 4,537,388 shares remain available for future grant. As of the close of business of September 28, 2008, the Company has reserved an aggregate of 800,000 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s Team Member Stock Purchase Plan, under which (i) 614,777 shares have been issued and are reflected in the currently outstanding Common Stock, (ii) no options to purchase shares are presently outstanding and (iii) 185,223 shares remain available for future grant. As of the close of business of September 28, 2008, the Company has reserved an aggregate of 6,571,413 shares of Common Stock for issuance upon conversion of its Zero Coupon Convertible Subordinated Debentures due 2018 (the “Convertible Debentures”), of which 6,479,994 shares have been issued upon conversion of Convertible Debentures and are reflected in the currently outstanding Common Stock, and the remaining outstanding Convertible Debentures are entitled to convert into 91,419 shares. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the Series A Preferred Stock being issued and sold pursuant to this Agreement. Other than as provided in this Agreement and the Registration Rights Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as otherwise provided in the Statement of Designations, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. The respective rights, preferences, privileges, and restrictions of the Preferred Stock and the Common Stock are as stated in the Statement of Designations and the Company’s Restated Articles of Incorporation. All outstanding securities have been issued in compliance with state and federal securities laws.

2.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

2.15 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Restated Articles of Incorporation or Bylaws, each as amended and in effect as of the Closing. The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement and the issuance and sale of the Shares will not (x) result in any default or violation of the Company’s Restated Articles of Incorporation (including the Statement of Designations) or Bylaws, (y) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (z) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision.

2.16 Environmental Matters. No activity of the Company or any of its Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect, except to the extent failure to have any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance with all applicable Requirements of Environmental Law and Environmental Permits including applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) including with respect to their Property are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which would reasonably be expected to have a Material Adverse Effect, and (ii) have not received individually or collectively any written notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the present and future liability (including any Environmental Liability and any other damage to Persons or Property), if any, of the Company and with respect to the Property of any of the Company or any of its Subsidiaries which is reasonably expected to arise in connection with Requirements of Environmental Law, Environmental Permits and other environmental matters will not have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis.

2.17 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.18 No Material Adverse Effect. Since September 30, 2007 and except as described in the SEC Reports, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

2.19 Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s Knowledge, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.20 Reports.

(a) Since September 30, 2006, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect.

(b) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

2.21 No Restriction on Ability to Pay Cash Dividends. The Company is not party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Restated Articles of Incorporation or Bylaws or other governing documents or resolutions of the Board, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends in full in cash on the Shares in the amounts contemplated by the Statement of Designations for a period of one year from and after the Closing.

3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants as of the date hereof as follows:

3.1 Private Placement.

(a) Such Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares (collectively, including the Common Stock issuable upon conversion of the Shares, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.

(b) Such Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c) Such Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 5, 2008, AMONG WHOLE FOODS MARKET, INC., GREEN EQUITY INVESTORS V, L.P. AND THE OTHER INVESTORS IDENTIFIED THEREIN.”

(d) Such Investor:

(i) is able to fend for itself in the transactions contemplated hereby;

(ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and

(iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) Such Investor acknowledges that (a) it has conducted its own investigation of the Company and the terms of the Securities, (b) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (c) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. Each Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

(f) Such Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g) Except for the representations and warranties contained in Section 2 of this Agreement, each Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investors in connection with the transactions contemplated by this Agreement.

3.2 Organization. Such Investor has been duly organized and is validly existing as a limited partnership under the laws of the State of Delaware.

3.3 Power and Authority. Such Investor has full right, power, authority and capacity to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance hereof and thereof.

3.4 Authorization; Enforceability.

(a) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Investor, and this Agreement has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

(b) The execution, delivery and performance of the Registration Rights Agreement has been duly authorized by all necessary action on the part of such Investor, and the Registration Rights Agreement, when duly executed and delivered by such Investor and, assuming due authorization, execution and delivery thereof by the Company, will constitute a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

3.5 No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement and the issuance and sale of the Shares will not (x) result in any default or violation of the limited partnership agreement or limited liability company operating agreement, as applicable, of such Investor, (y) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (z) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of such Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to such Investor, its business or operations, or any of its assets or properties pursuant to any such provision.

3.6 Financial Capability. Such Investor currently has or at Closing will have available funds necessary to purchase the Shares at Closing on the terms and conditions contemplated by this Agreement.

4. Conditions to Investors’ Obligations at Closing. The obligation of the Investors to purchase the Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 (other than the representations and warranties of the Company set forth in Section 2.2(c)) shall be true and correct as of the date hereof, except where the failure of such representations and warranties to be so true and correct without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.

4.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The Chief Executive Officer and/or Chief Financial Officer of the Company shall deliver to the Investors at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Statement of Designations. The Company shall have filed the Statement of Designations with the Secretary of State of the State of Texas, and the Statement of Designations shall have become effective as an amendment to the Company’s Restated Articles of Incorporation.

4.5 Listing of Shares. The shares of Common Stock to be issued upon conversion of the Shares shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

4.6 Antitrust. Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

4.7 Ancillary Agreements. The Company and the Investors shall have entered into the Registration Rights Agreement.

4.8 Opinion of Company Counsel. The Investors shall have received from Hallett & Perrin, P.C., special Texas counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit D, and the Investors shall have received from Dechert LLP, special counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit E.

4.9 Board of Directors. The Board shall have taken all actions necessary and appropriate to permit Mr. Jonathan Sokoloff and Mr. Jonathan Seiffer (collectively, the “New Directors”) to be elected to the Board effective immediately upon the delivery of a written consent to such effect of the holders of the Shares following the Closing. The Board shall have taken all actions necessary and appropriate to cause at least one of the New Directors to be appointed to each committee of the Board immediately following the receipt of such written consent. The Investors shall have received evidence satisfactory to them of the taking of such actions.

4.10 Placement Fee. Simultaneous with the Closing, the Company shall have paid to Leonard Green & Partners, L.P., a placement fee equal to $6,375,000, representing 1.50% of the aggregate initial liquidation preference of the Shares issued and sold under this Agreement (the “Placement Fee”).

4.11 Payment of Expenses. Simultaneous with the Closing, the Company shall have paid the reasonable expenses of the Investors in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement and any other ancillary documents hereto and thereto, including, without limitation, the fees and expenses of Latham & Watkins LLP, special counsel to the Investors, and Vinson & Elkins, LLP, special Texas counsel to the Investors; provided, that the aggregate amount of all such fees and expenses payable to the Investors (including with respect to fees and expenses of counsel) by the Company shall not exceed $750,000.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the date hereof.

5.2 Antitrust. Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

6. Covenants. The Company and the Investors hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

6.1 NASDAQ Notice; Listing of Shares. To the extent it has not already done so, promptly following execution of this Agreement the Company shall notify NASDAQ of a potential change of control in compliance with Rule 4310(c)(17)(B) at least 15 calendar days prior to the Closing, and shall apply to cause the shares of Common Stock to be issued upon conversion of the Shares to be approved for listing on the NASDAQ, subject to official notice of issuance.

6.2 State Securities Laws. The Company shall use all commercially reasonable efforts to (x) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares, and (y) cause such authorization, approval, permit or qualification to be effective as of the Closing.

6.3 Antitrust. Promptly following execution of this Agreement, the Company and the Investors shall use all commercially reasonable efforts to (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the acquisition of the Shares as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (b) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, as promptly as practicable, (c) keep the other party hereto informed of any communication received by the Company or the Investors (as the case may be) from, or given by the Company or the Investors (as the case may be) to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding the issuance and sale of the Shares; and (d) permit the other party hereto to review in advance any communication intended to be given by it to, and consult with it in advance of any meeting or conference with, the FTC, the DOJ or any such other

Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other party hereto the opportunity to attend and participate in such meetings and conferences.

6.4 Redemption of Outstanding Convertible Notes. Promptly after the date of this Agreement, the Company shall irrevocably call for redemption all of its Convertible Debentures outstanding, and shall pay in full in cash and irrevocably discharge all obligations in respect thereof as soon as practicable, but in any event no later than the date that is 60 days after the date of Closing. The Company shall not, at any time prior to the redemption of the Convertible Debentures, enter into any contract, agreement, arrangement or other understanding, oral or written, express or implied, or amend its Restated Articles of Incorporation or Bylaws or adopt other governing documents or resolutions of the Board, that restrict, limit, prohibit or prevent the redemption in full in cash of all of the Convertible Debentures and the irrevocable discharge of all obligations in respect thereof.

6.5 Negative Covenants Prior to Closing. From the date of this Agreement through the Closing the Company shall not:

(a) Declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b) Redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries (other than the redemption of the Convertible Debentures in accordance with this Agreement);

(c) Amend the Company’s Articles of Incorporation or By-Laws (other than the filing of the Statement of Designations with the Secretary of State of the State of Texas in accordance with this Agreement); or

(d) Authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company (other than the authorization and issuance of the Shares, and the authorization of the shares of Common Stock underlying the Shares, in accordance with this Agreement).

6.6 Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Shares for general corporate purposes, including without limitation (1) repayment of revolving borrowings outstanding under the Company’s Revolving Credit Agreement dated as of August 28, 2007 by and among the Company, JP Morgan Chase Bank, N.A., Royal Bank of Canada, Wells Fargo Bank, N.A., J.P. Morgan Securities Inc. and RBC Capital Markets, as in existence on the date hereof, (2) investment in capital assets used or useful in the business of the Company and its Subsidiaries, and (3) payment of fees and expenses in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement; provided, that the Company shall not use any of the net proceeds from the issuance and sale of the Shares to make any payment in respect of any Indebtedness other than as specifically set forth in clause (1) above.

6.7 Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any Shares remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Shares, the full number of shares of Common Stock then issuable upon the conversion of all Shares (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Common Stock delivered upon conversion or repurchase of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

6.8 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Shares at Closing and (y) the issue of shares of Common Stock upon conversion of the Shares. However, in the case of conversion of Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

6.9 No Issuance of Convertible Debt. For as long as any Shares remain outstanding, the Company shall not issue or incur any debt security or other Indebtedness that is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company without the prior written consent of the Investors, which may be withheld in their sole discretion.

6.10 Information Rights/Management Rights. For as long as any Shares remain outstanding, the Company shall provide the Investors and any permitted Affiliate transferee in accordance with Section 10 (unless otherwise requested by an Investor) with the following information:

(a) unaudited monthly (as soon as available and in any event within 30 days of the end of each month), unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 90 days of the end of each year) financial statements prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, which statements shall include:

(i) the consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows;

(ii) a comparison to the corresponding data for the corresponding periods of the previous fiscal year and from the Company’s financial plan;

(iii) a reasonably detailed narrative descriptive report of the operations of the Company and its subsidiaries in the form prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period;

(iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the Commission’s EDGAR system or any successor to the EDGAR system); and

(b) such other information as the Investors (or such permitted Affiliate transferees) shall reasonably request.

Additionally, (x) the Company shall permit any authorized representatives designated by the Holders reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Holders may reasonably request, and (y) the Holders shall have the right to consult with and advise the management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.

The provisions of this Section 6.10 are intended to permit the Holders’ investments in the Company to qualify as “venture capital investments” for purposes of Department of Labor Regulation section 2510.3-101, and the Company agrees to permit any reasonable modifications or additions to this Section 6.10 proposed by the Holders in order to ensure that the Holders continue to have “management rights” with respect to the Company for purposes thereof.

7. Right of First Offer.

7.1 Certain Definitions.

(a) New Securities. “New Securities” means any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include:

(i) Shares issued pursuant to this Agreement and securities issued upon conversion of such Shares;

(ii) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board;

(iii) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with the preemptive right established by this Section 7 with respect to the initial sale or grant by the Company of such rights or agreements, or (y) such rights or agreements existed prior to the Company’s obligations under this Section 7 (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the date of this Agreement with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (iii)(y));

(iv) securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(v) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own equity securities of the surviving or successor corporation;

(vi) securities issued in a bona fide registered public offering underwritten on a firm commitment basis by a nationally recognized broker-dealer or pursuant to a prospectus approved by the applicable functional regulator under the applicable laws of any foreign jurisdiction; and

(vii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (vi) above.

(b) Pro Rata Portion. “Pro Rata Portion” means a ratio equal to (x) the sum of the number of shares of the Company’s Common Stock held by an Investor immediately prior to the issuance of New Securities, assuming full exercise and/or conversion of the Shares and all Company securities exercisable and/or convertible into the Company’s Common Stock then held by such Investor, bears to (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into the Company’s Common Stock then outstanding, without giving effect to any limitation on the rights of any Investor to convert Shares into shares of Common Stock set forth in Section 7(a) of the Statement of Designations.

7.2 Right of First Offer.

(a) Grant of Right of First Offer. Subject to the terms and conditions contained in this Section 7, the Company hereby grants to each Investor a preemptive right to purchase such Investor’s Pro Rata Portion of any New Securities which the Company may, from time to time, propose to issue and sell.

(b) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the

Company proposes to issue the same. Each Investor shall have twenty (20) days from the date of delivery of any such notice to agree to purchase up to such Investor’s Pro Rata Portion of such New Securities, for the price and upon the terms specified in the notice, by delivering written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the twenty- (20-) day period described in Section 7.2(b) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the Investors’ preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty- (60-) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

7.3 Termination of Preemptive Right. The preemptive right granted under Section 7.2 of this Agreement shall expire upon the date on which all Shares have been redeemed or otherwise retired and are no longer outstanding.

8. Voting.

8.1 Shares subject to Voting Agreement. Each Investor hereby agrees to vote all of its shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”), in accordance with this Section 8.

8.2 Voting Agreement as to Certain Matters. In connection with any proposal submitted for Company shareholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board or any business combination involving the Company, each Investor will vote all of its Voting Securities as follows:

(a) in favor of any nominee or director designated by the nominating committee of the Board (provided that the nominating committee’s designation is consistent with the terms of the Statement of Designations and this Agreement);

(b) against the removal of any director designated by the nominating committee of the Board; and

(c) in accordance with the recommendation of the Board with respect to any proposed business combination between the Company and any other Person.

8.3 Ability to Vote on All Other Matters. Except as expressly provided in Section 8.2, each Investor will be entitled to vote all of its Voting Securities in its sole discretion on any matter submitted for Company shareholder approval.

8.4 No Successors in Interest. The provisions of this Section 8 shall not be binding upon the successors in interest to any of the Voting Securities other than Affiliates of the Investors (including commonly controlled or managed investment funds).

8.5 Termination of Voting Agreement. With respect to each Investor, the provisions of this Section 8 shall terminate upon the earliest to occur of any one of the following events:

(a) the date on which such Investor ceases to own any Shares and any shares of Common Stock issued upon conversion of the Shares (for the avoidance of doubt, whether by reason of redemption or transfer thereof or conversion thereof into shares of Common Stock);

(b) the liquidation, dissolution or indefinite cessation of the business operations of the Company;

(c) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(d) the acquisition of the Company by any other Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation).

9. Restrictions on Transfer.

9.1 No Transfer of Shares Prior to Third Anniversary. Each Investor hereby agrees that it will not transfer any Shares or shares of Common Stock issued upon a conversion of the Shares to any Person, other than to its Affiliates (including commonly controlled or managed investment funds) who agree to be bound by the terms of Sections 8, 9 and 10 of this Agreement, at any time prior to the third anniversary of the Closing; provided, that this Section shall not restrict the ability of the Investors to transfer at any time any Shares or shares of Common Stock issued or issuable upon conversion of the Shares in connection with or at any time after the Company has (x) called the Shares for redemption pursuant to the second paragraph of Section 6(a) of the Statement of Designations or (y) announced any merger or consolidation in which the Company is or will not be the surviving entity.

9.2 No Transfer to Competitors. Each Investor hereby agrees that it will not at any time directly or knowingly indirectly (without any duty of investigation) transfer any Shares, or any shares of Common Stock issuable upon conversion of the Shares, to any Competitor of the Company. For purposes of this Section, “Competitor” shall mean (i) any Person that is a retailer of grocery products in North America or the United Kingdom and (ii) any Person that has direct or indirect majority ownership control of any Person identified in the preceding clause (i).

9.3 No Block Transfers to Individual Persons. Each Investor hereby agrees that it will not, individually or acting together with other Investors, at any time knowingly, directly or indirectly, transfer Shares, or any shares of Common Stock issuable upon conversion of the Shares, constituting 10% or more of the voting capital stock of the Company then outstanding to any individual Person (other than to any Investor or any of its Affiliates (including commonly controlled or managed investment funds) who agree to be bound by the terms of Sections 8, 9 and 10 of this Agreement).

9.4 No Restriction on Hedging, Etc. Notwithstanding anything to the contrary in this Agreement, the Investors shall not be restricted in any manner from entering into any swap, hedge, forward contract or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, or of the shares of Common Stock issuable upon conversion thereof, to a third party.

10. Standstill. Each Investor hereby agrees that at any time that Investor holds any Shares or shares of Common Stock issued upon conversion of the Shares, such Investor, its Subsidiaries and its commonly controlled or managed investment funds will not, without the prior written consent of the Company, directly or indirectly, acting alone or with others:

(a) acquire or agree, offer, seek or propose to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any voting securities issued by the Company (or securities convertible or exchangeable into voting securities) to the extent that, after giving effect to any such acquisition, such Investor and its commonly controlled or managed investment funds would beneficially own more than 35% of the Company’s voting securities on a fully-diluted basis;

(b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in or with respect to the activities set forth in clause (a) above;

provided, that this Section 10 shall not apply to the Shares (including the accretion of dividends thereon and any dividends payable in any other security), or to shares of the Company’s Common Stock issuable upon conversion of the Shares.

11. Board Matters.

11.1 Definitions. For purposes of this Section 11, the terms “Permitted Holder,” “Preferred Director” and “Voting Stock” shall have the respective meanings set forth in the Statement of Designations.

11.2 Committees. At any time that the Permitted Holders are entitled to elect Preferred Directors in accordance with Section 10(b) of the Statement of Designations or to designate for nomination directors in accordance with Section 11.3 hereof, one Preferred Director will be entitled to sit on each committee of the Board (subject to the chosen Preferred Director satisfying applicable qualifications under law and stock exchange rule). In the event the Permitted Holders are entitled to elect two Preferred Directors in accordance with Section 10(b) of the Statement of Designations or to designate for nomination directors in accordance with Section 11.3 hereof, the Permitted Holders will have the right to designate which director serves on which committee or committees (subject to the chosen director satisfying applicable qualifications under law and stock exchange rule).

11.3 Board Nomination. At any time that the Permitted Holders are not entitled to elect Preferred Directors in accordance with Section 10(b) of the Statement of Designations, but the Permitted Holders hold shares of Common Stock and/or Shares representing 7% or more of the Voting Stock of the Company, then the Company agrees that it shall:

(a) cause the Board to have at least the number of vacancies (either by adopting a resolution increasing the size of the Board by up to two members or otherwise) as would be required for Preferred Directors in accordance with Section 10(b) of the Statement of Designations, as if the Permitted Holders held an equivalent percentage of Voting Stock in the form of Shares entitled to separate series voting;

(b) nominate for election to the Board up to two individuals designated by the Permitted Holders (if the Permitted Holders hold shares of Common Stock and/or Shares representing 10% or more of the Voting Stock of the Company) or one individual designated by the Permitted Holders (if the Permitted Holders hold shares of Common Stock and/or Shares representing 7% or more but less than 10% of the Voting Stock of the Company); and

(c) recommend that the Company’s shareholders vote in favor of the persons designated for nomination by Permitted Holders; provided, in any such case, that unless otherwise approved by the Company’s Nominating Committee, in order for a person to qualify to serve as a Preferred Director, such person shall be a partner of Leonard Green & Partners, L.P. as of the date hereof.

Any director so nominated and elected to the Board shall constitute a “Preferred Director” for purposes of Section 11.2 hereof. Notwithstanding anything to the contrary herein, under no circumstances will the Permitted Holders be entitled to nominate to the Board hereunder and/or elect as a series to the Board in accordance with Section 10(b) of the Statement of Designations an aggregate number of directors that exceeds the maximum number of directors that otherwise would be permitted in accordance with Section 10(b) of the Statement of Designations.

12. Termination.

12.1 Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investors or the Company if the Closing shall not have occurred by the 120th calendar day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investors or the Company in the event that any Governmental Authority (as defined in Exhibit C hereto) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investors and the Company.

12.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant of this Agreement.

13. Indemnification.

(a) In addition to the payment of expenses pursuant to Section 4.12, the Company (as “Indemnitor”) hereby agrees to indemnify, pay and hold each Investor, and each of the respective officers, directors, employees and Affiliates of each Investor (collectively, the “Indemnified Parties”) harmless from and against any and all other liabilities, costs, expenses liabilities, obligations, losses, damages (consequential or otherwise), penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (but including only the reasonable fees and expenses of one counsel) which may be imposed on, incurred by, or asserted against such Indemnified Party, in any manner relating to or arising out of the failure of any of the representations and warranties set forth in Sections 2.2(a), 2.2(c) and 2.18 of this Agreement to be true and correct as of the date of this Agreement (the “Indemnified Liabilities”). Each Indemnified Party shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnified Party has knowledge; provided, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided, that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnified Party there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnified Party is controlling the defense, the

Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them. The obligations of the Company set forth in this Section shall survive until the third anniversary of the date of this Agreement and, with respect to any claim for Indemnified Liabilities made prior to the third anniversary of this Agreement, until the final resolution thereof. The indemnity provided in this Section shall be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy or breach of the representations and warranties set forth in Sections 2.2(a), 2.2(c) and 2.18 of this Agreement.

(b) In addition to the payment of expenses pursuant to Section 4.12, the Company (as “Indemnitor”) hereby agrees to indemnify, pay and hold each Investor, and each of the respective officers, directors, employees and Affiliates of each Investor, and each of the respective direct and indirect beneficial owners of each Investor (collectively, the “Additional Indemnified Parties”) harmless from and against any and all other liabilities, costs, expenses liabilities, obligations, losses, damages (consequential or otherwise), penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever including, without limitation, liabilities for any taxes in any jurisdiction (but including only the reasonable fees and expenses of one counsel) which may be imposed on, incurred by, or asserted against such Additional Indemnified Party, in any manner relating to or arising out of the failure of any of the representations and warranties set forth in Section 2.21 this Agreement to be true and correct as of the date of this Agreement, the breach or failure to comply with the covenant set forth in Section 6.4 of this Agreement at any time, and the breach, violation or failure to comply with the Company’s obligations set forth in Section 4(b) of the Statement of Designations (the “Additional Indemnified Liabilities”). Each Additional Indemnified Party shall give the Indemnitor prompt written notice of any claim that might give rise to Additional Indemnified Liabilities setting forth a description of those elements of such claim of which such Additional Indemnified Party has knowledge; provided, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided, that the Indemnitor will not settle any such claim without (i) the appropriate Additional Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Additional Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Additional Indemnified Party that, as between the Indemnitor and the Additional Indemnified Party, the Indemnitor is responsible to the Additional Indemnified Party with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Additional Indemnified Party there are one or more material defenses available to the Additional Indemnified Party which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Additional Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Additional Indemnified Party for any settlement of any claim pursuant to this Section that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by the Additional Indemnified Parties or any of them. The obligations of the Company set forth in this Section shall survive until the third anniversary of the date of this Agreement and, with respect to any claim for Additional Indemnified Liabilities made prior to the third anniversary of this Agreement, until the final resolution thereof. The indemnity provided in this Section shall be the sole and exclusive remedy of the Additional Indemnified Parties after the Closing for any inaccuracy or breach of the representations and warranties set forth in Sections 2.21, the breach or failure to comply with the covenant set forth in Section 6.4 and any breach, or the violation or failure to comply with the Company’s obligations set forth in Section 4(b) of the Statement of Designations.

14. Publicity. On the date hereof, the Company shall issue a press release substantially in the form of Exhibit F hereto. No other written public release or written announcement concerning the purchase of Series the A Preferred Stock contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

15. Miscellaneous.

15.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

15.2 Submission to Jurisdiction; Venue; Waiver of Trial by Jury. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (or, solely to the extent that no such United States Federal court has jurisdiction over such suit, action or proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto). Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

15.3 Survival. The representations and warranties made in Sections 2.2(a), 2.2(c) and 2.18 hereof shall survive any investigation made by any Investor, and shall survive the Closing for a period of three years thereafter, and after the third anniversary of the Closing such Sections of this Agreement shall have no further force and effect, including in respect of Section 13 hereof (subject to the last sentence of such Section 13); and all other representations and warranties in this Agreement shall expire at the Closing and have no further force and effect. All statements of the Company as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate or exhibit.

15.4 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

15.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, the rights of the Investors under this Agreement shall not be assignable to any Person without the consent of the Company; provided further, that the Investors shall be permitted, without the consent of the Company, to assign all or a portion of their respective rights and obligations to purchase Shares at the Closing to one or more co-invest vehicles under common control or management with the Investors, in which case such co-invest vehicle(s) shall become party to this Agreement by execution of a joinder hereto and each such co-invest vehicle(s) shall thereafter constitute an “Investor” for all purposes hereunder as if it were an Investor as of the date hereof, and Schedule A hereto shall be modified to reflect such assignment of rights and obligations accordingly; provided further, that any assignment pursuant to the preceding proviso shall not relieve the assigning Investor of its obligation to purchase Shares at the Closing until the Closing has occurred and the assignee has funded its obligation to purchase Shares hereunder.

15.6 No Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, shareholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

15.7 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investors or the Company shall have any liability for any obligations of the Investors under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company hereunder. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

15.8 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

15.9 Notices, Etc. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed:

(a) if to any Investor, to:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., Suite 2000

Los Angeles, California 90025

Telephone: (310) 954-0444

Attention: Jonathan A. Seiffer

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Telephone: (212) 906-1200

Attention: Howard A. Sobel

(b) if to any other Holder of any Shares, at such address as such Holder shall have furnished to the Company in writing or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such Shares who has so furnished an address to the Company, and

(c) if to the Company, to:

550 Bowie Street

Austin, Texas 78703

Telephone: (512) 477-4455

Attention: Glenda Chamberlain

With a copy to:

Dechert LLP

1775 I Street, NW

Washington, D.C. 20006

Telephone: (202) 261-3333

Attention: Thomas J. Friedmann

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. If notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.

15.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

15.11 Expenses. The Company and the Investors shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 4.12 of this Agreement.

15.12 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issuable or issued upon conversion of the Shares; provided that no such amendment shall impose or increase any liability or obligation on any Investor without the consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

15.13 Effect of Amendment or Waiver. Each Investor and its successors and assigns acknowledge that by the operation of Section 15.12 hereof Holders holding more than fifty percent (50%) of the outstanding Shares, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights pursuant to this Agreement.

15.14 Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

15.15 Finder’s Fee. The Company shall indemnify and hold each Investor harmless, and each Investor shall indemnify and hold the Company harmless, from any liability for any commission or compensation in the nature of a finder’s fee (including the costs, expenses, and legal fees of defending against such liability) for which the Company or the Investors, or any of their respective partners, employees, or representatives, as the case may be, is responsible; provided that the foregoing shall not apply to the Placement Fee, for which the Company is solely responsible.

15.16 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

15.17 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

15.18 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Chamberlain
Name:	Glenda Chamberlain
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO THE WHOLE FOODS MARKET, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

SIGNATURE PAGE TO THE WHOLE FOODS MARKET, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

Investor	Number of Shares	Aggregate Purchase Price
Green Equity Investors V, L.P.	324,515	$324,515,000.00

Green Equity Investors Side V, L.P.	97,344	$97,344,000.00

Thyme Coinvest, LLC	3,141	$3,141,000.00

Total	425,000	$425,000,000.00

EXHIBIT A

FORM OF STATEMENT OF DESIGNATIONS

Filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2008

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

Filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2008

EXHIBIT C

DEFINITIONS

The following terms shall have the respective meanings for all purposes of the Agreement:

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, “Affiliate” shall also mean any other individual related to such individual by blood or marriage. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Capital Lease Obligations” shall mean the obligations of the Company and its Subsidiaries on a consolidated basis to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries under Generally Accepted Accounting Principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Generally Accepted Accounting Principles (including such Statement No. 13).

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Contingent Obligations” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of the Person for whom Contingent Obligations is being determined, whether or not contingent, (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligations” shall not include (x) endorsements of checks or other negotiable instruments in the ordinary course of business, (y) performance or payment guarantees by the Company of any Indebtedness of any of its Subsidiaries of the type permitted under Section

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6.1(f) of the Company’s Revolving Credit Agreement, and (z) the obligations and liabilities of guarantors under the Company’s credit facilities outstanding on the date hereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming the Person for whom Contingent Obligations is being determined is required to perform thereunder).

“Environmental Claim” shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges liability for (i) preservation, protection, conservation, pollution, contamination of, or releases or threatened releases of Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste (as defined under the Resource Conservation and Recovery Act and its regulations, as amended from time to time); (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that the Company or its Subsidiaries are parties to such a proceeding and such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Liabilities” shall mean all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources) investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, re-issuance or renewal of any Environmental Permit including attorney’s fees and court costs. Environmental Liability shall mean any one of them.

“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

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“Generally Accepted Accounting Principles” shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Investor and the Holders, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investor, any of the Holders or the Company, any of the Company’s Subsidiaries or their respective Property.

“Hazardous Substance” shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recover Act of 1976 or its regulations, as amended), petroleum and any fraction thereof, and any radioactive materials and waste.

“Hedging Agreements” shall mean any transaction (including an agreement with respect thereto) now or hereafter existing which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Incidental Liens” shall mean (i) Liens for taxes, assessments, levies or other governmental charges (but not Liens for clean up expenses arising pursuant to Requirements of Environmental Law) not yet due (subject to applicable grace periods) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (ii) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens (other than Liens for clean up expenses arising pursuant to Requirements of Environmental Law) arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or which are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect thereto are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do

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not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (v) bankers’ liens arising by operation of law; (vi) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with any court proceeding the payment of which is covered in full (subject to customary deductibles) by insurance; (vii) inchoate Liens arising under ERISA to secure contingent liabilities of the Company; and (viii) rights of lessees and sublessees in assets leased by the Company or any Subsidiary not prohibited elsewhere herein.

“Indebtedness” shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services; (b) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; (c) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (f) any obligation under or in respect of Hedging Agreements and (g) all Contingent Obligations and Synthetic Indebtedness of such Person.

“Knowledge” of the Company shall mean the actual knowledge of any of the following individuals: John Mackey, Chief Executive Officer; Glenda Chamberlain, Chief Financial Officer; A.C. Gallo, Co-President and Chief Operating Officer; Walter Robb, Co-President and Chief Operating Officer; James Sud, Executive Vice-President Growth and Business Development; and Roberta Lang, General Counsel.

“Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” means any change, development, occurrence or event (each, a “Company Effect”) that, when considered either individually or together with all other Company Effects, is or would reasonably be expected to be materially adverse to (a) the business, properties, assets, liabilities, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby and thereby; provided that any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change, development, occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate;

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(ii) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world;

(iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein;

(iv) any conditions resulting from natural disasters;

(v) changes in any Laws or Generally Accepted Accounting Principles;

(vi) any action taken or omitted to be taken by or at the written request or with the written consent of the Investor;

(vii) any announcement of this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement;

(viii) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(ix) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(x) any Company Effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement;

provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (iv) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other retailers of grocery products in North America and the United Kingdom.

“Person” shall mean any individual, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

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“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) subject to Title IV of ERISA and maintained for employees of the Company or of any member of a “controlled group”, as such term is defined in Section 4001(a)(14) of ERISA, of which the Company or any of its Subsidiaries it may acquire from time to time is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries it may acquire from time to time is required to contribute on behalf of its employees.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Requirements of Environmental Law” shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste or Hazard Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iv) exposure of Persons or property to Hazardous Substances; (v) the safety or health of employees or other Persons or (vi) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment. Requirement of Environmental Law shall mean any one of them.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Indebtedness” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person (excluding operating leases) but which upon the insolvency or bankruptcy of such Person, to the extent functioning as debt for borrowed money, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

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EXHIBIT D

FORM OF OPINION OF HALLETT & PERRIN, P.C.,

TEXAS COUNSEL TO THE COMPANY

1. The Company is a corporation and has been duly incorporated under the Texas Business Corporation Act (the “TBCA”), is validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

2. The Company has the requisite power and authority to execute, deliver and perform all of its obligations under the Securities Purchase Agreement, the Registration Rights Agreement and the Restated Articles, and to issue the Shares, and to issue the shares of Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) in accordance with the Restated Articles, assuming such performance was made and the Conversion Shares were issued on the date hereof.

3. The filing of the Restated Articles with the Secretary of State of the State of Texas has been duly authorized by all necessary corporate action of the Company, and the Restated Articles have been filed with the Secretary of State of the State of Texas in accordance with the TBCA.

4. The Securities Purchase Agreement has been duly authorized by all necessary corporate action of the Company, and has been duly executed and delivered by the Company.

5. The Registration Rights Agreement has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company.

6. The execution and delivery of the Securities Purchase Agreement and the Registration Rights Agreement, the issuance and sale of the Shares by the Company to the Investor pursuant to the Securities Purchase Agreement, and the consummation by the Company of the transactions contemplated by the Securities Purchase Agreement and the Registration Rights Agreement that are scheduled to occur at Closing do not on the date hereof:

(i)	violate the Company’s Restated Articles of Incorporation and By-Laws as in effect immediately before the Closing (taken together, the “Governing Documents”) or the Restated Articles;

(ii)	violate any federal or Texas statute, rule or regulation applicable to the Company;

(iii)	result in the breach of or a default under any of the agreements listed on Schedule A hereto; or

(iv)	require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or Texas statute, rule or regulation applicable to the Company on or prior to the date hereof that have not been obtained or made, except as may be required under state or federal securities laws.

7. The Shares have been duly and validly authorized, and, when issued and delivered against payment therefor pursuant to the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents and the Restated Articles. The Conversion Shares have been duly and validly reserved, and, assuming the Conversion Shares were issued and delivered upon conversion of the Shares on the date hereof in accordance with the terms of the Restated Articles, would be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents and the Restated Articles. The rights, preferences and privileges of the Shares included in the Restated Articles are permitted by the TBCA.

8. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, with no par value (“Common Stock”), of which [140,285,434] were issued and outstanding as of November [    ], 2008, and 5,000,000 shares of Preferred Stock (“Preferred Stock”), par value $0.01, none of which are issued and outstanding (excluding the Shares to be issued to the Investor pursuant to the Securities Purchase Agreement). All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

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EXHIBIT E

FORM OF OPINION OF DECHERT LLP,

SPECIAL COUNSEL TO THE COMPANY

1. Assuming due authorization, execution and delivery thereof by the Company, the Securities Purchase Agreement is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2. Assuming due authorization, execution and delivery thereof by the Company, the Registration Rights Agreement is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3. The execution and delivery of the Securities Purchase Agreement and the Registration Rights Agreement, the issuance and sale of the Shares by the Company to the Investor pursuant to the Securities Purchase Agreement, and the consummation by the Company of the transactions contemplated by the Securities Purchase Agreement and the Registration Rights Agreement that are scheduled to occur at Closing do not on the date hereof:

(i)	result in the breach of or a default under any of the agreements listed on Schedule A hereto; or

(ii)	require any consents, approvals or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company on or prior to the date hereof that have not been obtained or made, except as may be required under state or federal securities laws.

4. Assuming the truthfulness of the representations and compliance with the agreements contained in the Securities Purchase Agreement, the Shares, upon issuance and delivery and payment therefor in the manner described in the Securities Purchase Agreement, will be issued in a transaction exempt from the registration requirements of the Securities Act, and the issuance of the shares of Common Stock issuable upon conversion of the Shares, if issued and delivered to you on the date hereof in accordance with the terms of the Restated Articles, would also be exempt from such registration requirements.

5. The Company is not required to be, and immediately after giving effect to the sale of the Shares in accordance with the Securities Purchase Agreement and the application of the proceeds therefrom, will not be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

EXHIBIT F

FORM OF PRESS RELEASE

Filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2008